Exhibit 99.1

Duke Energy Indiana

Summary of 2019 Rate Case Filing

(IURC Cause No. 45253)

•                  On July 2, 2019, Duke Energy Indiana (DEI) filed a general rate case with the Indiana Utilities Regulatory Commission (IURC) to request an overall approximate 15 percent increase in retail revenues, or approximately $395 million:

•                  The rate case filing requests an overall rate of return of 6.15%(1) based on approval of a 10.4% return on equity and a 53% equity component of the capital structure.

•                  The request is based on a DEI rate base of $10.2 billion as of December 31, 2018, and adjusted for projected changes through December 31, 2020.

•                  If approved, annualized rates would increase $345 million in 2020 and another $50 million in 2021.

•                  This is DEI’s first general rate case filing in Indiana in 16 years and includes modernized regulatory mechanisms

•                  In 2013, legislation was passed in Indiana allowing utilities to utilize forward-looking test years. This is DEI’s first filing under this modernized regulatory mechanism.

•                  Duke Energy Indiana’s T&D Infrastructure Modernization Plan (TDSIC) was approved since the last rate case, in June 2016. The approved TDSIC plan covers the company’s seven-year, $1.4 billion grid modernization plan, and includes rider recovery of 80% of incurred costs under the plan. The remaining 20% of costs under the TDSIC plan are recovered via base rates.

•                  As part of the request, DEI is also offering new electric rate proposals for state regulators to consider, including a pilot five-year de-coupling program for residential and commercial customers and optional “time of use” rates.

•                  This rate increase request is driven by:

Drivers	Revenue Requirement	% of Total Request
Significant Plant Additions and Changes	$164 million	42%
Depreciation rates, primarily due to accelerated retirement dates for certain coal-fired power units	$138 million	35%
Coal ash basin closure costs(2)	$28 million	7%
All other changes to rate base, operating costs, and operating revenues	$65 million	16%

•                  The rate increase request is driven by strategic investments to generate cleaner electricity, improve reliability and serve a growing customer base. Major capital investments include:

•                  The largest part of the increase (~$1.8 billion) covers grid investments, including more than 1,400 miles of new power lines to serve the more than 100,000 customers added since the last rate case. Includes deferred amounts from TDSIC rider (~ 20% of investment) and Advanced Metering Infrastructure ($150 million).

(1)  Indiana’s capital structure includes Accumulated Deferred Income Taxes (ADIT).  When ADIT is excluded, resulting cap structure approximates 53% equity.

(2)  Requests recovery of $212 million of deferred coal ash costs incurred through 2018 over an 18-year period and an ongoing deferral of post-2018 costs.

•                  The Edwardsport IGCC station will be moved from a rider to base rates and the rider currently recovering the costs will be terminated.

•                  Shortly after the filing is made, the IURC will establish the procedural schedule, including the date of the evidentiary hearing.

•                  DEI anticipates that the IURC will schedule the evidentiary hearing for late 2019/early 2020, which would enable the rate change arising from this proceeding to take effect mid-2020.